EXHIBIT 99.1

                             For Immediate Release
                                                           Contact:  Stan Smith
                                                           (954) 627-5021

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        FLORIDA PANTHERS HOLDINGS, INC. CLOSES ON ARIZONA BILTMORE HOTEL

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         Fort Lauderdale,  Florida (March 3, 1998) - Florida Panthers  Holdings,
Inc. (NYSE:PAW) today announced that it has closed on its acquisition of the Arizona Biltmore Hotel in partnership with its current owners Grossman Company Properties. The consideration paid totaled $226 million of which $126 million was paid in cash at closing and another $100 million is payable in cash or Class A Common Stock at the option of the current owners. Existing debt of $63.4 million was also assumed.

         Designed by famed architect Frank Lloyd Wright in 1929, the prestigious Arizona Biltmore Hotel is situated on 39 acres and located in the Squaw Peak foothills of Phoenix. The resort includes 620 guest rooms, three full-service restaurants, access to two 18-hole golf courses, an 18-hole putting course, 8 tennis courts, 6 swimming pools, a full-service conference center accommodating groups up to 1,200 and The Pavilion (a state-of-the-art function facility accommodating up to 1,400 people). The resort completed a $50 million property-wide renovation and expansion program in 1996 and added a 20,000 square foot spa complex in 1997. It is expected that 120 additional guestrooms will be constructed in 1998, along with meeting rooms and an Olympic size pool. Among other distinctions, the property was featured in Architectural Digest in 1996 and awarded the 1997 Heritage Award of Excellence by the Urban Land Institute.

         In addition to the Arizona Biltmore Hotel, Florida Panthers Holdings, Inc. owns the Boca Raton Resort & Club, the Registry Resort in Naples, the Hyatt Regency Pier 66 Resort and Marina, the Radisson Bahia Mar Resort and Yachting Center and the Rolling Hills Golf Club. The Company also owns the Florida Panthers Hockey Club, the Arena Development and Arena Operating Companies, the Incredible Ice Skating Rinks and an interest in the operations of the Miami Arena.

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